UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 11, 2016 (July 11, 2016)

Date of Report (Date of earliest event reported)

HCP, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-08895	33-0091377
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1920 Main Street, Suite 1200

Irvine, CA 92614

(Address of principal executive offices) (Zip Code)

(949) 407-0700

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)        Departure of Directors or Certain Officers

On July 11, 2016, Lauralee E. Martin, President and Chief Executive Officer of HCP, Inc. (the “Company”), and the Company entered into a Separation and General Release Agreement (the “Separation Agreement”) pursuant to which Ms. Martin’s employment with the Company will terminate effective July 11, 2016 (the “Separation Date”).

Ms. Martin will receive the following consideration under the Separation Agreement: (1) salary continuation in an aggregate amount equal to $6,000,000, less all applicable state and federal tax withholdings and other lawful deductions, payable in equal installments in accordance with the Company’s normal payroll practice over a twenty-four (24) month period, provided that the payments that would otherwise be paid during the first six months following the Separation Date shall instead be paid on January 12, 2017, and the remaining payments shall be paid over the remaining eighteen (18) month period; (2) reimbursement of any COBRA premiums incurred for up to twenty-four (24) months following the Separation Date; (3) a lump sum payment of $10,000, less all applicable state and federal tax withholdings and other lawful deductions, representing transition-related expenses and payable within ten (10) days following the Separation Date; and (4) continued directors’ and officers’ insurance coverage for six years following the Separation Date under the Company’s existing or successor policy.

All of Ms. Martin’s outstanding restricted stock units (“RSUs”) that are subject to time-based vesting conditions and the RSUs she was granted in respect of her service as a director will vest upon the Separation Date. Her performance-based RSUs granted in 2014 and 2015 (and their accrued dividend equivalents) will vest based on target performance upon the Separation Date, and performance-based RSUs granted in 2016 (and their accrued dividend equivalents) will remain outstanding and will vest (if at all) based on achievement of applicable performance goals for the performance period ending December 31, 2018. Ms. Martin’s restricted stock awards will vest in connection with her separation, but will remain subject to transfer restrictions until December 31, 2018. Ms. Martin’s outstanding options will remain exercisable for the remainder of their term.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

In connection with her termination of employment, Ms. Martin also resigned from the Company’s Board of Directors (the “Board”), effective July 11, 2016.

(c)        Appointment of Certain Officers

Election of President and Chief Executive Officer

On July 11, 2016, the Board elected Michael D. McKee, its Executive Chairman, to serve as President and Chief Executive Officer. Mr. McKee will serve as President and Chief Executive Officer effective immediately, and continuing until a successor is named and fills the position. Mr. McKee has served as Executive Chairman of the Company since May 2016, and served as the Board’s Independent Chairman from 2013 until his election as Executive Chairman.  He has served as a director of the Company since 1989.  Additional biographical information about Mr. McKee is available under the heading “Director Nominees” in our definitive proxy statement filed with the Securities and Exchange Commission on March 17, 2016, and is incorporated herein by reference.

Mr. McKee will not receive any additional compensation for his service as President and Chief Executive Officer.  There are no family relationships involving Mr. McKee that would require disclosure under Item 401(d) of Regulation S-K.  There are no current or proposed transactions in which he or any member of his immediate family has, or will have, a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01                                           Regulation FD Disclosure.

On July 11, 2016, the Corporation issued a press release announcing the resignation of Ms. Martin as President and Chief Executive Officer and the election of Mr. McKee as President and Chief Executive Officer, as noted in Item 5.02 above.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information set forth in this Item 7.01 and the related information in Exhibit 99.1 attached hereto are being furnished to, and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be incorporated by reference in any filing with, the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference therein.

Item 8.01                                           Other Events.

On July 11, 2016, in connection with Ms. Martin’s resignation from the Board as disclosed above, the Board reduced the number of directors comprising the full Board to seven.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

No.	Description
10.1	Separation and General Release Agreement, dated as of July 11, 2016, by and between the Company and Lauralee E. Martin.
99.1	Press Release, dated July 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2016
HCP, Inc. (Registrant)

	By:	/s/ Troy E. McHenry
Troy E. McHenry
Executive Vice President, General Counsel and
Corporate Secretary

EXHIBIT INDEX

No.	Description
10.1	Separation and General Release Agreement, dated as of July 11, 2016, by and between the Company and Lauralee E. Martin.
99.1	Press Release, dated July 11, 2016.